As filed with the Securities and Exchange Commission on May 30, 2017

Registration Statement No. 333-212839

Registration Statement No. 333-204731

Registration Statement No. 333-200662

Registration Statement No. 333-187266

Registration Statement No. 333-187265

Registration Statement No. 333-166383

Registration Statement No. 333-140220

Registration Statement No. 333-115579

Registration Statement No. 333-100653

Registration Statement No. 333-59636

Registration Statement No. 333-41348

Registration Statement No. 333-41288

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212839

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204731

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-200662

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187266

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187265

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-166383

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-140220

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-115579

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-100653

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-59636

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-41348

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-41288

UNDER

THE SECURITIES ACT OF 1933

JANUS CAPITAL GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	43-1804048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 Detroit Street Denver, Colorado	80206
(Address of Principal Executive Offices)	(Zip Code)

Janus 401(k) and Employee Stock Ownership Plan

Amended and Restated Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan

Janus Capital Group Inc. 2012 Employment Inducement Award Plan

Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan

Janus Capital Group Inc. 2005 Long Term Incentive Stock Plan

Janus Capital Group Inc. 2004 Employment Inducement Award Plan

Janus Capital Management LLC Liquidity Plan

Stilwell Financial Inc. Savings-Related Share Option Scheme

Stilwell Financial Inc. Employee Stock Purchase Plan

Stilwell Financial Inc. 1998 Amended and Restated Long Term Incentive Stock Plan

(Full titles of the plans)

David W. Grawemeyer, Esq.
Executive Vice President and General Counsel
Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206

(Name and address of agent for service)

(303) 333-3863

(Telephone number, including area code, of agent for service)

Copies to:

Ralph Arditi

David C. Hepp

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3860

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Janus Capital Group Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

1.

Registration Statement No. 333-212839, registering up to 250,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) and related plan interests under the Janus 401(k) and Employee Stock Ownership Plan, as previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 2, 2016;

2.

Registration Statement No. 333-204731, registering 11,000,000 shares of Common Stock under the Amended and Restated Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan, as previously filed with the Commission on June 4, 2015;

3.

Registration Statement No. 333-200662, registering 1,000,000 shares of Common Stock under the Janus Capital Group Inc. 2012 Employment Inducement Award Plan (the “2012 Plan”) as previously filed with the Commission on December 1, 2014;

4.

Registration Statement No. 333-187266, registering 9,000,000 shares of Common Stock under the Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan (the “2010 Plan”), as previously filed with the Commission on March 14, 2013;

5.	Registration Statement No. 333-187265, registering 1,000,000 shares of Common Stock under the 2012 Plan, as previously filed with the Commission on March 14, 2013;

6.	Registration Statement No. 333-166383, registering 4,400,000 shares of Common Stock under the 2010 Plan, as previously filed with the Commission on April 29, 2010;

7.

Registration Statement No. 333-140220, registering 15,000,000 shares of Common Stock under the Janus Capital Group Inc. 2005 Long Term Incentive Stock Plan, as previously filed with the Commission on January 25, 2007;

8.

Registration Statement No. 333-115579, registering 4,000,000 shares of Common Stock under the Janus Capital Group Inc. 2004 Employment Inducement Award Plan, as previously filed with the Commission on May 17, 2004;

9.	Registration Statement No. 333-100653, registering 980,000 shares of Common Stock under the Janus Capital Management LLC Liquidity Plan, as previously filed with the Commission on October 21, 2002;

10.

Registration Statement No. 333-59636, registering 500,000 shares of Common Stock and related plan interests under the Stilwell Financial Inc. Savings-Related Share Option Scheme, as previously filed with the Commission on April 27, 2001;

11.

Registration Statement No. 333-41348, registering 4,000,000 shares of Common Stock and related plan interests under the Stilwell Financial Inc. Employee Stock Purchase Plan, as previously filed with the Commission on July 13, 2000; and

12.

Registration Statement No. 333-41288, registering 30,000,000 shares of Common Stock and related plan interests under the Stilwell Financial Inc. 1998 Amended and Restated Long Term Incentive Stock Plan, as previously filed with the Commission on July 12, 2000.

On May 30, 2017, pursuant to the Agreement and Plan of Merger, dated as of October 3, 2016 (the “Merger Agreement”), by and among Henderson Group plc, a company incorporated in Jersey, Horizon Orbit Corp., a Delaware corporation and direct wholly-owned subsidiary of Henderson (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Henderson.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Denver, Colorado, on this 30th day of May, 2017.

JANUS CAPITAL GROUP INC.

By:	/s/ David Grawemeyer
Name: David Grawemeyer
Title: Exec. VP, General Counsel and Secretary

3